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                                                                   EXHIBIT 10.12

                            Confidential Treatment

                  [LETTERHEAD OF CUBIST PHARMACEUTICALS, INC]


January 18, 1996


Pharm-Eco Laboratories, Inc.
128 Spring Street
Lexington, Massachusetts 02173

Attention:          E. Lee Piver, Vice President
                    Sales

Dear Mr. Piver:

Cubist Pharmaceuticals, Inc. ("Cubist") is interested in obtaining chemical compounds from Pharm-Eco for screening in antibacterial and antifungal assays. Cubist proposes that Pharm-Eco provide Cubist samples of compounds derived from Pharm-Eco's proprietary combinatorial technology ("Pharm-Eco Compounds") and samples of compounds of interest which Pharm-Eco has acquired under license from university researchers ("University Compounds") for a program of primary screening and evaluation by Cubist to determine whether such compounds may be effective as antimicrobial agents ("Program").

The Program will operate as follows:

1.   Information to be Supplied. In addition to providing the samples Pharm-Eco
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will also provide to Cubist any information which Pharm-Eco may have as to whether the compounds:

     a.   are considered to be new;
     b. have been previously screened for biological activity (if so, Pharm-Eco will provide any summary it may have of the results of such screening);
     c.   were synthesized or isolated under Government sponsorship;
     d.   are subject to the rights of any other party; and
     e. may be made, used and sold under license (if so, Pharm-Eco will also indicate the terms under which such any license rights may be available to Cubist).

2.   Screening Method.  Cubist shall choose the appropriate biological screening
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for each compound.

3.   Safety.  Pharm-Eco shall provide to Cubist any written safety information
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or Material Safety Data Sheets which Pharm-Eco may have concerning the compounds, in order to assist Cubist to take appropriate precautions in the screening of the compounds. However, Cubist shall bear sole responsibility for safety protection in performance of the Program.

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4.   Payment.  Within 30 days of receipt of the compounds, Cubist shall pay
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Pharm-Eco in accordance with the following schedule:

     a.   University Compounds: ******************************
     b.   Pharm-Eco Compounds: ************************

All deliveries pursuant to this Agreement shall be prepaid by the shipper.

5.   Compounds of No Interest to Cubist. If, after completion of its evaluation
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of a particular compound, Cubist determines that it does not have further interest in that compound, Cubist will immediately notify Pharm-Eco and provide Pharm-Eco with a summary of the primary screening results for such compound. Such summary may then be used by Pharm-Eco in any manner it deems desirable.

6.   Compounds of Interest to Cubist. If, after completion of its evaluation of
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a particular compound, Cubist determines that it does have further interest in that compound, Cubist will immediately notify Pharm-Eco and the parties will thereupon enter into good faith efforts for at least ninety (90) days to negotiate an agreement to conduct a joint drug discovery program related to that compound and analogs and homologs thereof, after which time, if an agreement has not been executed, either party may abandon the negotiations.

7.   No Rights Transferred. Except as expressly provided herein, neither party
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shall be deemed to have transferred to the other any rights in either compounds or screening results.

8.   No Analysis. Except as expressly provided herein, Cubist agrees that it
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will attempt to ascertain by any means the chemical structure or other information concerning any compound received from Pharm-Eco hereunder, unless and until the parties have executed a joint drug discovery agreement permitting such analysis.

9.   Confidentiality. Except as expressly provided herein, any information
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disclosed by either party to the other in accordance with this Agreement, which shall include, but is not limited to, samples of compounds and their chemical nature ("Information"), shall be maintained in secrecy and each party will use all reasonable diligence to prevent disclosure except to necessary personnel and to affiliates and consultants, who agree to be bound by this Disclosure Agreement. Pharm-Eco's and Cubist's obligations under this Agreement shall be limited to a period of five (5) years from receipt of such Information. Neither Pharm-Eco nor Cubist shall have any obligation of confidentiality with respect to any Information that can be reasonably shown to be:

     a. in the public domain by use and/or publication at the time of its receipt from the disclosing party; or developed independently and without knowledge of Information received from the disclosing party; or

     b. already known to be in its possession prior to receipt from the disclosing party; or

     c. properly obtained by recipient from a third party with a valid legal right to disclose such Information and such third party is not under a confidentiality obligation to the disclosing party.




                      *Confidential treatment requested:
      material has been omitted and filed separately with the Commission
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Any Information received by either party from the other shall be promptly returned, upon request, except that each party may retain one copy of all written Information in its confidential files, solely for record purposes.

10.  Compliance with Government Requirements.  With regard to compounds
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submitted and screened pursuant to the Program, Cubist will comply with applicable requirements of a sponsoring governmental or other agency, if any, under which the compounds were synthesized or isolated.

11.  No Publicity.  Except as expressly provided herein, neither party may
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disclose the nature of this Agreement nor any activity hereunder nor use the name of the other party in any publication or other disclosure without the prior written permission of the other party.

12.  Governing Law.  This Agreement shall be construed and interpreted in
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accordance with the laws of the Commonwealth of Massachusetts.

13.  Term and Termination.  This proposal shall become effective as an
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agreement (the "Agreement") when signed and dated by Pharm-Eco. The term of the
Program shall be for three (3) years from the effective date; provided, however, that either party may terminate the Program at will upon three (3) months prior written notice to the other party. Termination of the Program shall not terminate the obligations imposed on the parties under Paragraphs 4, 8 and 9.

                                        Sincerely Yours,
                                        Cubist Pharmaceuticals, Inc.


                                        By: /s/ Nancy M. Gray
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                                        Nancy M. Gray, Ph.D.
                                        Vice President, Corporate Development

Accepted and Agreed to:
Pharm-Eco Laboratories, Inc.


By:       /s/ David J. Wade
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              David J. Wade
Title:        President
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Date:       January 18, 1996
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